SkyPeople Fruit Juice, Inc Ms. Spring Liu Chief Financial Officer Tel: (818) 390-1272 Email: springliu@skypeoplejuice.com	CCG Investor Relations Mr. Crocker Coulson, President Tel: +1-646-213-1915 (New York) Email: crocker.coulson@ccgir.com http://www.ccgir.com

SkyPeople Fruit Juice, Inc.
Announces Second Quarter Results

Xi’an, China, August 14, 2008 – SkyPeople Fruit Juice, Inc. (OTC Bulletin Board: SPFJ), a leading processor and manufacturer of concentrated apple, kiwifruit, pear and other fruit juices and fruit products in the People’s Republic of China, today announced its financial results for the second quarter of 2008.

Second Quarter 2008 Highlights

•	Revenue increased 107.9% year-over-year to $7.2 million
•	Gross profit grew 142.1% year-over-year to $2.9 million, or 40.3% of revenue
•	Operating income increased 122.9% year-over-year to $2.2 million, or 30.4% of revenue
•	Net income increased 85.0% to $1.7 million, or $0.06 per basic and fully diluted share
•	Appointed Ms. Spring Liu as Chief Financial Officer of the Company
•	Appointed Mr. Norman Ko, Mr. Robert B. Fields, and Mr. Guolin Wang, as independent directors on the Board of Directors
•	Completed a 1-for-328.72898 reverse stock split of the Company’s Common Stock with a mandatory 22.006-for-1 conversion of Series A Preferred Stock into Common Stock
•	Changed the corporate name and OTCBB trading symbol to SkyPeople Fruit Juice, Inc. and SPFJ.OB, respectively
•	Acquired full ownership of Huludao Wonder Fruit Co., Ltd. for RMB 48.3 million (approximately $6.8 million)
•	Presented at Roth Capital Partners Third Annual China Discovery Tour in Sanya, PRC

“The second quarter of 2008 has been a productive period for SkyPeople resulting from both a growth in sales as well as various corporate developments,” stated Mr. Yongke Xue, CEO of SkyPeople Fruit Juice. “In the period we saw increases in both our top and bottom line figures as well as increased margins. While we were pleased with the growth in sales of our existing products, particularly kiwi fruit juice, we are also excited about new additions, particularly apple juice and related products, which we are now capable of producing through the acquisition of Huludao Wonder Fruit Co., Ltd. We have also strengthened our corporate governance by electing three new independent directors to our Board of Directors. They were joined by Ms. Spring Liu as our Chief Financial Officer, who we believe will significantly improve our financial oversight and streamline SkyPeople’s internal control functions.”

Second Quarter 2008 Results

In the three months ended June 30, 2008, the Company generated total revenue of $7.2 million, a 107.9% increase from the $3.5 million posted during the same period in 2007. Sales were broken down as follows: 26.2% for concentrated apple juice and apple aroma, 29.7% for concentrated pear juice, 12.5% for concentrated kiwifruit juice and kiwifruit puree, 7.6% for kiwifruit seeds, and 24.0% for fruit beverages. The increase was primarily due to increased sales volume of the Company’s concentrated kiwifruit juice and related products as well as the Company’s consolidation of Huludao Wonder’s operations into its financial results beginning in June 2007.

Gross profit increased 142.1% to $2.9 million in the second quarter of 2008, compared to $1.2 million in the same quarter of 2007. Gross margin was 40.3% as compared to 34.6% during the prior year period. The increase in gross margin was mainly due to the increased sales of kiwifruit related products, which generated a higher gross margin compared to other products.

Selling, general and administrative expenses in the second quarter of 2008 were $0.7 million, an increase of 230.8% from $0.2 million in the first quarter of 2007. Selling expenses grew due to increased expenses related to freight and transportation resulting from higher sales volume. General and administrative expenses increased due to the consolidation of Huludao Wonder’s operating results since June 1, 2007 as well as the increased legal and audit expenses associated with being a public company.

Operating income increased 122.9% to $2.2 million, or 30.4% of revenue, in the quarter from $1.0 million in the second quarter of 2007, or 28.4% of revenue.

Net income increased to $1.7 million in the second quarter of 2008, or $0.06 per basic and fully diluted share, as compared to net income of $0.9 million, or $0.04 per basic and fully diluted share, during the same period in 2007. Fully diluted shares outstanding increased from 22.0 million shares in the second quarter of 2007 to 30.1 million shares in the second quarter of 2008 as a result of the share purchase agreement the Company entered into in February 2008. This share count has been adjusted for a 1-for-328.72898 reverse stock split which became effective on May 23, 2008.

Balance Sheet Highlights

As of June 30, 2008, cash was $9.1 million, working capital was $7.1 million and stockholders’ equity was $33.7 million. As of December 31, 2007, cash was $4.1 million, working capital was $6.9 million, and stockholders’ equity was $26.2 million.

Business Outlook

''We expect that the fruit juice market will maintain strong growth trends globally in 2008. Following the acquisition of Huludao Wonder, which has become our production base for apple juice and related products, we will actively look for other acquisition candidates to further enlarge our business scale. In the meantime, we will also upgrade our existing facilities to effectively improve our operational efficiency and productivity,” stated Mr. Xue. “We also plan to enrich our product mix by introducing more new products to the market, such as concentrated peach juice, which successfully completed trial production in July 2008.”

About SkyPeople Fruit Juice, Inc.

SkyPeople Fruit Juice, Inc. is a holding company for Shaanxi Tianren Organic Food Co., Ltd.  Shaanxi Tianren is a company organized according to the laws of the People's Republic of China.  SkyPeople’s main products are concentrated apple juice, kiwifruit, pear and other fruit juices for domestic and international consumers.  Its HEDETANG brand, is positioned as a high quality, healthy and nutritious juice concentrate and clear juice used both as an ingredient component in other products and as an end-use juice concentrate product.  SkyPeople owns the largest kiwifruit plantation in China and is a leading worldwide producer of concentrated kiwifruit juice.

Forward Looking Statements

This press release contains certain 'forward-looking statements' that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to the Company's ability to obtain the necessary financing to continue and expand operations, to market its products in new markets and to offer products at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems, political and economic factors in the People's Republic of China, compliance requirements of law and regulations of the PRC, the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-Financial Tables Follow-

SYPEOPLE FRUIT JUICE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME, UNAUDITED

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$7,245,967	$3,485,726	$16,096,551	$8,722,912
Cost of Sales	4,329,370	2,281,264	11,320,336	5,270,685
Gross Profit	2,916,597	1,204,462	4,776,215	3,452,227

Operating Expenses
General and administrative	455,278	143,211	1,029,469	252,416
Selling expenses	255,300	71,568	496,645	239,211
Total operating expenses	710,578	214,779	1,526,114	491,627

Income from Operations	2,206,019	989,683	3,250,101	2,960,600

Other Income (Expense)
Interest expense Interest expense	(386,075)	-	(445,103)	-
Interest income	16,801	4,916	22,965	7,499
Subsidy income	-	-	48,778	-
Other income (expense)	142,102	(821)	332,280	(42,277)
Total other income (expense)	(227,172)	4,095	(41,080)	(34,778)

Income Before Income Taxes	1,978,847	993,778	3,209,021	2,925,822

Income Tax Provision	180,678	83,505	311,198	456,983

Income Before Minority Interest	1,798,169	910,273	2,897,823	2,468,839

Minority interest	134,948	11,389	182,783	89,724

Net Income	$1,663,221	$898,884	$2,715,040	$2,379,115

Earnings Per Share:
Basic earnings per share	$0.06	$0.04	$0.10	$0.11
Diluted earnings per share	$0.06	$0.04	$0.10	$0.11

Weighted Average Shares Outstanding:
Basic	22,271,684	22,006,173	22,188,529	22,006,173
Diluted	30,096,324	22,006,173	28,310,157	22,006,173

Comprehensive Income:
Net income	$1,663,221	$898,884	$2,715,040	$2,379,115
Foreign currency translation adjustment	182,813	270,125	1,603,113	402,294

Comprehensive Income	$1,846,034	$1,169,009	$4,318,153	$2,781,409

SKYPEOPLE FRUIT JUICE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS, UNAUDITED

	June 30,	December 31,
	2008	2007
ASSETS	(Unaudited)

CURRENT ASSETS
Cash and equivalents	$9,141,322	$4,094,238
Accounts receivable, net	4,821,445	9,153,687
Other receivables	46,449	55,737
Inventories, net	1,801,539	4,460,149
Prepaid expenses and other current assets	1,473,440	101,628
Total current assets	17,284,195	17,865,439

RELATED PARTY RECEIVABLE	-	4,970,427
PROPERTY, PLANT AND EQUIPMENT, Net	20,615,419	17,564,147
LAND USAGE RIGHTS (Note 10)	6,465,964	6,138,297
OTHER ASSETS	2,657,930	71,818
TOTAL ASSETS	$47,023,508	$46,610,128

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,025,163	$2,997,740
Accrued expenses	337,693	339,818
Related party payable	-	143,366
Income taxes payable	185,287	114,909
Other payable	486,258	217,759
Advances from customers	883,706	708,291
Short-term notes payable	7,289,586	6,406,922
Total current liabilities	10,207,693	10, 928,805

NOTE PAYABLE, net of current portion	2,186,876	2,053,501
	-
TOTAL LIABILITIES	$12,394,569	$12,982,306

MINORITY INTEREST	949,847	1,073,364
MINORITY INTEREST-Variable interest entity (Note 7)	-	6,308,591

STOCKHOLDERS' EQUITY
Preferred Stock, $0.001 par value; 10,000,000 shares authorized 3,448,480 Series B Preferred Stock issued and outstanding	3,448	-
Common Stock, $0.01 par value; 100,000,000 shares authorized 22,271,684 and 22,006,173 shares issued and outstanding as of June 30, 2008 and December 31, 2007, respectively	222,717	220,062
Additional paid-in capital	13,791,724	10,682,755
Accumulated retained earnings	15,173,672	12,458,632
Accumulated other comprehensive income	4,487,531	2,884,418
Total stockholders' equity	33,679,092	26,245,867
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$47,023,508	$46,610,128

SKYPEOPLE FRUIT JUICE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, UNAUDITED

	June 30,	June 30,
	2008	2007
	(Unaudited)	(Unaudited)
Cash Flow from Operating Activities
Net income	$2,715,040	$2,379,115
Adjustments to reconcile net income to
net cash flow provided by operating activities
Depreciation and amortization	931,617	450,965
Minority interest	182,783	89,724
Changes in operating assets and liabilities,
net of acquisition effects
Accounts receivable	4,767,805	663,311
Other receivables	11,829	(125,485)
Prepaid expenses and other current assets	(1,345,081)	(70,235)
Inventories	2,853,165	481,049
Accounts payable	(2,097,350)	(396,504)
Accrued expenses	(22,342)	8,584
Advances from customers	125,235	287,902
Other payables	243,820	85,326
Taxes payable	60,885	(1,540,586)
Net cash provided by operating activities	8,427,406	2,313,166

Cash Flow from Investing Activities
Prepayment for lease improvement	(364,479)	-
Deposits to purchase target company	(2,116,313)	-
Loan repayment from related parties	5,411,560	-
Loan advanced to related parties	(7,096,571)	(36,270)
Additions to property, plant and equipment	(2,702,172)	(297,287)
Net cash used in investing activities	(6,867,975)	(333,557)

Cash Flow from Financing Activities
Proceeds from stock issuance	3,115,072	-
Proceeds from bank loans	5,502,413	-
Repayment of bank loans	(5,050,933)	-
Dividend paid to minority interest	(306,300)	-
Repayments of related party loan	(147,751)	(1,469,274)
Net cash provided by (used in) financing activities	3,112,501	(1,469,274)

Effect of Changes in Exchange Rate	375,152	54,764

NET INCREASE IN CASH	5,047,084	565,099
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	4,094,238	2,135,173
CASH AND CASH EQUIVALENTS, END OF PERIOD	$9,141,322	$2,700,272
Supplementary Information of Cash Flows
Cash Paid for Interest	$377,717	$-
Cash paid for income tax	$858,047	$1,664,694
Purchase of Huludao, offset by related party receivables	$6,807,472	$-